Exhibit (d)(5)

BEAR/BDI WAIVER AGREEMENT

Waiver Agreement (“Bear/BDI Waiver Agreement”) dated as of February 21, 2008 by and among BlackRock Liquidity Funds (the “Trust”), Bear, Stearns Securities Corp. (“Bear Stearns”) and BlackRock Distributors, Inc. (“BDI” and collectively with the Trust and Bear Stearns, the “Parties”).

BACKGROUND

WHEREAS, the Trust expects to commence offering Select Shares (f/k/a Bear Stearns Shares) in February 2008 in the TempCash, T-Fund, Federal Trust Fund, Treasury Trust Fund and MuniCash portfolios (“Select Shares”);

WHEREAS, the Trust has entered into a separate Amended and Restated Bear/BDI Waiver Agreement for other share classes of other portfolios of the Trust;

WHEREAS, BDI serves as the Trust’s principal underwriter pursuant to a Distribution Agreement with the Trust (the “BDI Distribution Agreement”);

WHEREAS, Bear Stearns will provide certain sales support and distribution services with respect to the Select Shares pursuant to the Select Shares’ Distribution Plan (the “Distribution Plan”);

WHEREAS, Bear Stearns will provide certain shareholder services to the Select Shares pursuant to the Select Shares’ Shareholder Services Plan (the “Shareholder Services Plan”);

WHEREAS, BlackRock Institutional Management Corporation (“BIMC”) serves as manager to each of the Trust’s portfolios pursuant to a management agreement (the “Current Management Agreement”);

WHEREAS, the Trust and BIMC are parties to a Waiver and Reimbursement Agreement dated as of September 29, 2006 (“Current Advisory/Administrative Waiver Agreement”), pursuant to which the investment adviser waived fees owed by the Trust;

WHEREAS, Bear Stearns and BDI wish to enter into this Agreement in order to agree to certain fee waivers for the Trust’s Select Shares after giving effect to the Current Advisory/Administrative Waiver Agreement; and

WHEREAS, under the Current Advisory/Administrative Waiver Agreement, BIMC has agreed to waive investment advisory fees otherwise payable to it under the Current Management Agreement, or to reimburse ordinary operating expenses, to the extent necessary so that the combined “Management Fees” and “Miscellaneous Expenses” described in the Prospectus for the Select Shares do not exceed 0.18% of the average daily net assets of TempCash, and do not exceed 0.20% of the average daily net assets of the T-Fund, Federal Trust Fund, Treasury Trust Fund and MuniCash (the “BIMC Expense Caps”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound, hereby agree as follows:

1. After the fee waivers and/or expense reimbursements made by BIMC pursuant to the BIMC Expense Caps, effective as of the date hereof, BDI shall waive all or a portion of the fees to which it is entitled under the Distribution Plan and Bear Stearns shall waive all or a portion of the fees to which it is entitled under the Distribution Plan (and applicable related distribution and sales support agreement) and the Shareholder Services Plan (and applicable related servicing agreement) so that after such waivers, the maximum net ordinary operating expense ratios of the Trust’s Select Shares shall not exceed the amounts set forth on Exhibit A hereto. The maximum net ordinary operating expenses set forth on Exhibit A include the BIMC Expense Cap.

2. BDI and Bear Stearns acknowledge and agree that they shall not be entitled to collect on or make a claim for fees waived at any time in the future.

3. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

4. This Agreement is effective February 21, 2008 and shall not be terminated before February 28, 2009, and will renew automatically on February 28 of each year for an additional one-year period unless the Trust, BDI or Bear Stearns terminates this Bear/BDI Waiver Agreement by providing written notice to the other parties at least 75 days prior to the commencement of the successive one-year period.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

BLACKROCK LIQUIDITY FUNDS	BLACKROCK DISTRIBUTORS, INC.

By:	By:
Name:	Name:
Title:	Title:

BEAR, STEARNS SECURITIES CORP.

By:
Name:
Title:

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Exhibit A

Share Class/Series	Net Annual Fund Ordinary Operating Expenses
Select Shares
TempCash	1.00%
T-Fund	1.00%
Federal Trust Fund	1.00%
Treasury Trust Fund	1.00%
MuniCash	1.00%

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